EXHIBIT 99.2

                        THE HISTORY OF VALENCE TECHNOLOGY

Valence was founded in 1989 to develop and commercialize advanced rechargeable batteries based on lithium-ion polymer technologies. Since inception, Valence has been a development stage company primarily engaged in acquiring and developing its initial technology, manufacturing limited quantities of prototype batteries, recruiting personnel, and acquiring capital. Valence is no longer classified as a development stage company in fiscal 2001.

To date, Valence has focused on the acquisition and development of its battery technology, including the implementation of a production line, the manufacture of prototype batteries for evaluation by potential customers, and the development of an operating infrastructure.

Valence received its first purchase order for commercial grade lithium-ion polymer batteries in November 1999 and had purchase orders for approximately $17 million of batteries. The Company completed the installation and qualification of its first automated, high volume production line in 1999 and began commercial shipments of its batteries in February 2000.

Valence's strategy is to become the leading developer of core technology and manufacturer of lithium-ion polymer rechargeable batteries to service the growing mobile communications market. To achieve this objective, the Company has spent $55 million on R&D between 1998 and 2000. The Company conducts research and development and pilot production at its Henderson, Nevada headquarters. Valence continuously improves its technology, and its research and development group is currently focusing on improving the energy density of its products.

In February 2000, Valence began commercial production in its Northern Ireland facility, which employs a newly engineered automated high volume production line. Production capacity is projected to increase significantly by the end of calendar 2001

The Company has mainly focused its efforts on the high growth markets, such as the portable rechargeable battery market that has been driven by the proliferation of portable communication devices, including cellular telephones, notebook computers, HPCs and PDAs.

Valence has developed five standard "footprints" or battery product designs. These products are designed for use in a number of applications, including as a rechargeable power source for portable communication devices.


                                  KEY MESSAGES


CORE MESSAGE

o Valence Technology's success will be fueled by very unique competitive advantages of Bellcore technology following the completion of the acquisition.

o License and control of significant intellectual property on lithium-ion battery technology

o    Extensive third-party relationships

o Battery technology for the mobile telecommunications and mobile computing markets

o Increasing number of high-growth applications for lithium-ion polymer batteries

o    Vertically integrated manufacturing


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o    With over 790 patents either issued or pending, Valence will be a leader in development of the lithium-ion polymer battery

o    Valence will focus mainly on consumer market segments,

MESSAGE ABOUT COMPETITION

o Valence has significant technical advantages in lithium-ion polymer batteries for the mobile telecommunications and mobile computing industries.

o Valence has extensive technology patents, which may serve as a barrier for new market entrants.

o Valence's plan to license technology may cause competitors to become customers.

MESSAGE ABOUT CURRENT MARKET CONDITIONS

o According to IIT 2000, the market is shifting toward lithium-ion polymer batteries due to improvements in size, weight and cost compared with traditional lithium-ion battery designs. Market demand for lithium-ion polymer batteries in the mobile communications markets is expected to expand.

MESSAGE FOR CONSUMERS

o Valence Technology is currently working to develop the next generation of rechargeable batteries, lithium polymer batteries, which would have a very high available energy density, and a very light and thin form factor.

o Valence Technology manufactures polymer cells that are meet the needs of today's high-growth mobile communications market.

o Valence Technology is positioned to capitalize on the anticipated significant market shift from the traditional lithium-ion technology to lithium-ion polymer.

o Valence Technology's products have been engineered and designed to exceed the stringent demands of today's mobile communications market.

MESSAGE FOR INVESTORS

o Following the acquisition of Bellcore technology, Valence Technology's core advantage will lie in its superior breadth of technology and solid patent portfolio Valence's extensive knowledge, coupled with secured technology patents will provide Valence the opportunity to develop a balanced revenue structure of technology and product initiatives.

o According to IIT 2000, the world market estimate for total lithium-ion polymer cells by 2003 is 200 million units.

o Valence believes the market for lithium-ion polymer batteries is on the cusp of significant growth.

o The total lithium-ion market is expected to grow from 295 million units shipped in 1998 to 1.09 billion units by 2005, according to Frost & Sullivan. The transition to lithium-ion polymer from traditional lithium-ion is expected to occur rapidly in the mobile communications applications.

o More than 1 billion web enabled mobile devices are projected by 2003, according to the Yankee Group.

o 219 million people are expected to use mobile phones to access the Internet by 2004, according to Forrester Research.


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                                  LEV M. DAWSON
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER, AND PRESIDENT

Lev. M Dawson, 62, is a veteran electronics executive, and a pioneer in developing and manufacturing rechargeable lithium polymer batteries.

Mr. Dawson currently serves as Chairman of the Board, Chief Executive Officer, and President of Valence Technology, Inc.

Following the Bellcore acquisition, Valence will have more than 790 battery patents awarded and pending. Valence is a leader in the development and commercial production of lithium-ion polymer batteries for portable electronics products including laptop computers, handheld PCs and mobile handsets. Valence operates facilities in Henderson, Nevada and Mallusk, Northern Ireland.

Mr. Dawson rejoined Valence in January 1998, as Chairman of the Board, Chief Executive Officer, and President. Mr. Dawson, a founder of the Valence, served as either Chairman of the Board, Chief Executive Officer from its founding in March 1989 until 1993, and as President from March 1989 until June 1991. Under Mr. Dawson's guidance, Valence has effectively developed a lithium-ion polymer battery system which is being commercialized.

Mr. Dawson was involved with private family companies between May 1993 and December 1997. From January 1988 to March 1989, Mr. Dawson devoted significant time to the development of Valence.

From May 1978 to January 1988, Mr. Dawson was President, Chairman, and Chief Executive Officer of Robinton Products, Inc., a company, which manufactured solid-state meters and data retrieval systems for the electric utility industry.

Mr. Dawson holds a B.S.E.E in Electrical Engineering from the University of Southwestern Louisiana.


                  UNDERSTANDING LITHIUM ION POLYMER TECHNOLOGY


o Lithium-ion polymer technology is an extension of the base lithium ion technology commonly in use today. "Lithium-ion" is a phrase for electrochemical cells with voltage derived from the electropotential difference of lithium in the anode and cathode. The electrolyte contains lithium ions that are transferred between the anode and cathode on charge and discharge. Unlike earlier systems, lithium-ion does not use unstable lithium metal as the anode material.

o Demand for lithium-ion polymer battery technology for portable electronic devices is forecasted by Kline & Company to reach at least $1 billion a year by 2007. This represents a significant growth opportunity for companies that can participate in this industry.

o Because of its design flexibility lithium-ion polymer may become a popular battery technology. The major end-use applications for this technology are expected to be mobile communication devices, including mobile computers. Cellular communication devices are anticipated to account for approximately fifty percent, and mobile computers are expected to account for one third of total lithium-ion polymer use in portable devices.

o Lithium-ion polymer technology changes the form of the battery to essentially that of a plastic film. This enables the battery to be designed for the available space in the electronic device, rather than the device being designed to accommodate the size and shape of the battery.

o According to Frost & Sullivan, the total lithium-ion market is projected to grow from 295 million units shipped in 1998 to 1.09 billion units by 2005.


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o    The lithium-ion polymer market is expected to be global with almost 50% of lithium-ion polymer demand coming from the United States and Western Europe. Demand will initially track the design and production of products from the leading OEMs of portable electronic devices, who are likely to be some of the first companies to implement this technology.

                                   FACT SHEET

OVERVIEW

Valence Technology designs, develops, manufactures and markets rechargeable lithium polymer batteries for portable communications devices, including notebook computers, personal digital assistants or PDAs, handheld personal computers, or HPCs, and cellular telephones.

Valence Technology is a leader in the development and commercialization of lithium-ion polymer rechargeable batteries.

COMPETITIVE ADVANTAGE

Following the acquisition of Bellcore technology, Valence Technology's success will be fueled by distinct competitive advantages:

o License and control of significant intellectual property on lithium-ion polymer battery technology

o    Extensive third-party relationships

o State-of-the-art battery technology for the mobile telecommunications and mobile computing markets

o    Vertically integrated manufacturing

PATENTED TECHNOLOGY

While numerous companies have experimented with rechargeable batteries that use Lithiated Manganese Oxide, Valence is the market leader in development of this technology and holds extensive patents on the process for making stable, wide temperature operating lithium polymer batteries. The combination of the Bellcore patents and the existing Valence patents is exciting. Valence plans to license its technology together with the Bellcore technology will place its former competition in a potentially new role as customer or partner .

LI-ION POLYMER MARKET

According to IIT 2000, the world market estimate for total lithium-ion polymer cells by 2003 is 200 million units. The total lithium ion market is expected to grow from 295 million units shipped in 1998 to 1.09 billion units by 2005.

It is expected that the demand in the lithium-ion polymer market will be driven by the need for smaller, lighter-weight batteries that can be produced in almost any shape .


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